CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 and No. 299 to the Registration Statement on Form N-4 (No. 333-259866) (the “Registration Statement”) of our report dated April 6, 2026 relating to the statutory financial statements of Allianz Life Insurance Company of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 6, 2026 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account C of Allianz Life Insurance Company of New York (“Variable Account C”) indicated in our report. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

Minneapolis, MN
April 21, 2026